Explanatory Note

Alternative Ballistics Corporation (the “Company”) has prepared this Form 1-K/A solely for the purpose of filing Exhibit Nos. 6.13, 6.14 and 6.15, which were inadvertently omitted due to a clerical error.

Item 8. Exhibits

Exhibit		Description
2.1	*	Articles of Incorporation of the Registrant filed with the Nevada Secretary of State on August 27, 2020

2.2	*	Certificate of Amendment to Articles of Incorporation of the Registrant filed with the Nevada Secretary of State on July 8, 2021

2.3	*	Certificate of Designation of the Registrant filed with the Nevada Secretary of State on July 12, 2021

2.4	*	Certificate of Amendment to Articles of Incorporation of the Registrant filed with the Nevada Secretary of State on July 18, 2022

2.5	*	Certificate of Amendment to Certificate of Designation of the Registrant filed with the Nevada Secretary of State on September 30, 2022

2.6	*	Bylaws of the Registrant

3.1	†*	2021 Omnibus Equity Compensation Plan of the Registrant

6.1	†*	A&R Executive Employment Agreement between the Registrant and Steven Luna dated August 24, 2021

6.2	†*	A&R Executive Employment Agreement between the Registrant and Jason LeBlanc dated August 24, 2021

6.3	†*	A&R Executive Employment Agreement between the Registrant and Richard Nagle dated August 24, 2022

6.4	†*	A&R Executive Employment Agreement between the Registrant and Vanessa Luna dated August 24, 2022

6.5	†*	Amendment to A&R Executive Employment Agreement between the Registrant and Steven Luna dated November 1, 2024

6.6	†*	Amendment to A&R Executive Employment Agreement between the Registrant and Jason LeBlanc dated November 1, 2024

6.7	†*	Amendment to A&R Executive Employment Agreement between the Registrant and Richard Nagle dated November 1, 2024

6.8	†*	Amendment to A&R Executive Employment Agreement between the Registrant and Vanessa Luna dated November 1, 2024

6.9	*	Form of Advisory Agreement

6.10	*	Lease Agreement between the Registrant and Premier Workspaces dated May 17, 2023

6.11	*	Agreement between the Registrant and Issuance, Inc. dated November 17, 2023

6.12	*	Agreement between the Registrant and GrowthTurbine dated January 30, 2024

6.13	**	Convertible Note between the Registrant and Solyco CAC, dated August 2, 2024

6.14	**	Warrant Agreement between the Registrant and Solyco CAC, dated August 2, 2024

6.15	†**	Form of Director Agreement

6.16	*	Convertible Promissory Note between the Registrant and Sky Financial dated March 29, 2022

6.17	*	Amendment to Convertible Promissory Note between the Registrant and Sky Financial dated August 23, 2022

6.18	*	Second Amendment to Convertible Promissory Note between the Registrant and Sky Financial dated August 15, 2024

6.19	*	Warrant Agreement between the Registrant and Kenneth Haller dated August 23, 2023

6.20	*	Marketing and Promotional Service Agreement between the Registrant and Cuento LLC dated January 16, 2024

6.21	*	Marketing and Promotional Service Agreement between the Registrant and Cuento LLC dated July 1, 2024

6.22	*	Consulting Service Agreement between the Registrant and Hanover One International, Inc. dated November 1, 2023

6.23	*	Amendment to Consulting Service Agreement between the Registrant and Hanover One International, Inc. dated November 1, 2024

6.24	*	Consulting Service Agreement between the Registrant and Majority Advisors dated March 1, 2024

6.25	*	Advisory Agreement between the Registrant and Kevin Faulconer dated August 14, 2023

6.26	*	Advisory Agreement between the Registrant and Kevin Faulconer dated January 1, 2025

6.27	*	Subscription Agreement, Convertible Note and Stock Purchase Warrant, dated January 28, 2025, by and between the Registrant and Solyco CAC LLC

†	Indicates management contract or compensatory plan
*	Previously filed
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Alternative Ballistics Corporation
Dated: April 30, 2025
	By:	/s/ Steven Luna
	Name:	Steven Luna
	Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

	Name	Title

Dated: April 30, 2025	/s/ Steven Luna	Chief Executive Officer
	Steven Luna	(Principal Executive Officer)

Dated: April 30, 2025	/s/ Richard Nagle	Chief Financial Officer
	Richard Nagle	(Principal Financial Officer and Principal Accounting Officer)